Exhibit 99.01


             TRAVELERS PROPERTY CAUALTY TO PURCHASE SURETY BUSINESS
                           OF RELIANCE GROUP HOLDINGS


      HARTFORD, Conn. (February 29, 2000) -- Travelers Property Casualty announced today that it has signed a letter of intent to acquire the surety business of Reliance Group Holdings for $580 million. Reliance Surety recorded net written premiums of $213 million in 1999, and at year end, had statutory surplus of approximately $105 million and a GAAP net worth of $162 million.

      "The combination of the surety operations of Reliance and Travelers will create a premier competitor in one of the most attractive segments of the property and casualty industry," said Jay S. Fishman, President and Chief Executive officer of Travelers Property Casualty. "The professionals of Reliance Surety have an excellent reputation and have built one of the industry's best organizations, a business that shares our strong commitment to quality underwriting and long-term relationships and has a geographic scope that complements our own. While augmenting our U.S. capabilities, Reliance Surety brings to Travelers a team of international surety underwriters whose expertise can be leveraged through the global network of Citigroup."

      "This transaction is a merger of two compatible organizations, and we are excited about bringing together our two teams," said Joseph P. Kiernan, President and CEO of Travelers Bond. "Reliance Surety has an excellent management group headed by Brian Schmalz. By combining our two teams, we will be able to deliver to agents and customers an even higher level of product capability and services than they have come to expect, as well as the strength and stability we possess as a member of the Citigroup organization."

      The purchase is subject to execution of definitive agreements and to various approvals including those of the Boards of Directors of Reliance, Travelers, and Travelers' major shareholder, Citigroup, as well as various regulatory authorities. The transaction is expected to close by the end of May 2000 and to be modestly accretive to earnings in the first year.


                                               Travelers Property Caualty [LOGO]
                                                    A member of citigroup

One Tower Square
Hartford, CT 06183
www.travelers.com